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                                                                    EXHIBIT 12.1

STATEMENT REGARDING: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                          For the
                                 Period from            Years Ended              For the
                                May 1, 1998 to          December 31,           Three Months
                                 December 31,   --------------------------    Ended March 31,
                                    1998        1999       2000       2001         2002
                                    ----        ----       ----       ----         ----
Income (loss) before gain on
disposal of real estate assets,
provision for income taxes and
extraordinary loss..............    $ 55,960  $ 42,535   $(62,202)   $ 54,283     $11,644

Interest Expense
  Notes payable and other debt..      59,428    88,753     95,319      87,032      19,860
  United States Settlement......         --        --         --        4,592       1,471
                                    -----------------------------------------------------
  Earnings......................    $115,888  $131,288   $ 33,117    $145,907     $32,975
                                    =====================================================

Interest Expense
  Notes payable and other debt..      59,428    88,753     95,319      87,032      19,860
  United States Settlement......         --        --         --        4,592       1,471
                                    -----------------------------------------------------
  Fixed Charges.................    $ 59,428  $ 88,753   $ 95,319    $ 91,624     $21,331
                                    =====================================================
  Ratio of Earnings to Fixed
  Charges.......................        1.94      1.48       0.35        1.59        1.55
                                    =====================================================
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